Exhibit 10.1

Sponsored Research Agreement

Addendum No. 7 (Termination)

June 30, 2017

This addendum is being entered into to modify the Sponsored Research Agreement (SRA) dated September 1, 2009 made by and between Trauma Research LLC (“TRLLC”) and Ampio Pharmaceuticals, Inc. (the “Company” or “Ampio”, formerly DMI Life Sciences, Inc.)

Whereas, the SRA was entered into as of September 1, 2009; and

Whereas, the SRA has been amended and modified pursuant to Addendum No. 1, thereto executed as of June 1, 2012, Addendum No. 2 thereto executed as of June 15, 2013, Addendum No. 3, dated as of September 1, 2013 and Addendum No.4, dated as of March 17, 2014 and Addendum No. 5, dated as of March 31, 2014; and

Whereas, the parties agree that the previous research performed at TRLLC to date has discovered and elucidated critically important mechanism of actions (MOA) of AmpionTM for the treatment of osteoarthritis of the knee (OAK) and published those studies in peer reviewed journals, in satisfaction of a key element of obtaining regulatory approval of the drug and acceptance by potential commercial partners of the Company, and

Whereas the parties hereto (“the Parties) agree that now that the Company has obtained FDA agreement for a clinical trial design for a final pivotal study that, if successful, will provide the basis for the filing of a Biologics License Application (BLA) for the commercialization of the drug, and

Whereas the two major tasks ahead for the Company, which should be executed concurrently, are the managing of the final pivotal clinical trial, and the completion of the Chemistry, Manufacturing and Controls (CMC) requirements of the FDA, including the Bio-Assay that allows Quality Control release of AmpionTM production lots, and

Whereas the effort to accomplish these two major tasks by the end of 2017 will require the Company to focus all of its limited financial resources on the engagement of technical staff, or outside contractors, that possess the requisite skills and experience to perform these tasks successfully and rapidly, and

Whereas, both parties intend to explore a new set of research projects to be undertaken by TRLLC, and funded by Ampio, once the AmpionTM BLA has been filed and accepted by the FDA, and a subsequent significant financing of Ampio has been accomplished, and

Whereas the parties hereto desire to amend the SRA in the manner set forth below

Now, Therefore, in consideration of the mutual covenants contained herein, and in accordance with Section 12.2 of the SRA, the Parties do hereby amend and revise the SRA as follows.

1.     Amendments

1.1     Section 3.4 of the Agreement will remain deleted in its entirety.

1.2     Attachment B of the Agreement shall be amended to read in its entirety as

Attachment B

Changes in Status of Ampio Employees Previously loaned out to TRLLC

Six current Ampio employees (Raphael Bar-Or, Leonard Rael, Gregory Thomas, Kristin Salattolo, Elizabeth (Gersch) Frederick and Melissa Hausburg) have previously been loaned out to TRLLC for research projects, under the direct and exclusive supervision of Ampio Chief Science Officer, David Bar-Or, MD.

From July 5, 2017 forward, Leonard Rael, Kristin Salattolo and Melissa Hausburg will become full time, directly paid employees of TRLLC. Ampio will maintain health benefits for each employee until July 31, 2017 to allow TRLLC time to arrange for similar coverage at TRLLC.

Current Ampio employee Rafael Bar-Or will split his employment evenly between TRLLC and Ampio, working 20 hours per week in the Ampio facility under the supervision of Dr. Bar-Or, or a manager of Michael Macaluso’s choice. The schedule of hours worked at the Ampio facility will be decided by Mr. Macaluso. Ampio will pay Raphael Bar-Or half his current salary amounting to $75,000 a year. Ampio will maintain his current health benefits.

Ampio will not allow the stock options for all six of these individuals to lapse during the term of the TRLLC agreement.

Should Ampio require any services from the individuals now working at TRLLC, they will be provided under the terms of Ampio’s independent contractor agreements for an hourly rate no different than their current annual rates and require Dr. Bar-Or’s permission if the service would take place during normal working hours.

Also from July 5, 2017 forward Ampio employees Greg Thomas and Elizabeth Frederick will maintain their current salary and benefits packages but report for work full time at the Ampio Facility reporting to Dr. David Bar-Or.

2.     Miscellaneous

2.1     As specifically amended hereby the SRA shall be terminated at the end of the business day of July 5, 2017

2.2     This amendment may be executed in any number of counterparts and, when so executed, all of the counterparts shall constitute a single instrument binding upon all Parties notwithstanding that all Parties are not signatory to the original or to the same counterpart. In the event any provision of this amendment is determined to be invalid or unenforceable, such provision shall be deemed severed from the remainder of this Amendment and replaced with a valid and enforceable provision as similar in intent as reasonably possible to the provision so severed, and shall not cause the invalidity or unenforceability of the remainder of this amendment.

2.3     The Parties agree to execute any additional documents reasonably necessary to effect the intention of the Parties hereto.

In Witness whereof, the parties have caused this addendum No.7 to the SRA to be executed as of June 30, 2017

Trauma Research, LLC	Ampio Pharmaceuticals, Inc.

/s/ David Bar-Or	/s/ Michael Macaluso
David Bar-Or, M.D.	Michael Macaluso
Manager	CEO